0 DuPont Fourth-Quarter and Full-Year 2016 Earnings CONFERENCE CALL JANUARY 24, 2017

1 Regulation G This document includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other postretirement employee benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company’s segments, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. From a liquidity perspective, management uses free cash flow which is defined as cash provided/used by operating activities less purchases of property, plant and equipment. Free cash flow is useful to investors and management to evaluate the company’s cash flow and financial performance, and is an integral financial measure used in the company’s financial planning process. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Filings and Reports – Reconciliations and Other Data. Reconciliations of non-GAAP measures to GAAP are also included with this presentation. Forward-Looking Statements This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the

2 expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the various approvals, authorizations and declarations of non-objection from certain regulatory and governmental authorities may not be obtained, on a timely basis or otherwise, including that these regulatory or governmental agencies may impose conditions on the granting of such approvals, including requiring the respective Dow and DuPont businesses to divest certain assets if necessary in order to obtain certain regulatory approvals or otherwise limiting the ability of the combined company to integrate parts of the DuPont and Dow businesses, (iii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iv) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (v) continued availability of capital and financing and rating agency actions, (vi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect DuPont’s financial performance, and (vii) certain restrictions during the pendency of the merger that may impact DuPont’s ability to pursue certain business opportunities or strategic transactions. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement of Dow and DuPont and the prospectus of DowDuPont included in the definitive registration statement on Form S-4 (File No. 333-209869), (as amended, the Registration Statement). While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. The company undertakes no duty to publicly revise or update any forward-looking statements whether as a result of future developments, new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Developing Markets Total developing markets is comprised of Developing Asia, Developing Europe, Middle East & Africa, and Latin America. A detailed list of all developing countries is available on the Earnings News Release link on the Investor Center website at www.dupont.com.

3 4Q and FY 2016 Financial Results $ in millions, except EPS * 4Q and FY 2016 U.S. GAAP earnings included a $0.29 per share benefit from the curtailment gain related to the changes to U.S pension and OPEB plans announced in November 2016. 4Q and FY 2016 U.S. GAAP earnings also included charges of $0.44 per share and $0.48 per share, respectively, primarily related to asset impairments and transaction costs. Prior year 4Q and full- year U.S. GAAP earnings included charges of $0.47 per share and $0.39 per share, respectively, primarily related to restructuring charges. ** See appendix for reconciliations of non-GAAP measures. *** Organic sales growth is defined as the sum of local price & product mix and volume. 4Q16 vs. 4Q15 FY16 vs. FY15 EPS U.S. GAAP earnings* $0.29 212% $2.85 36% Operating earnings** $0.51 89% $3.35 21% 4Q16 vs. 4Q15 FY16 vs. FY15 Consolidated Net Sales $5,211 (2%) $24,594 (2%) Volume*** (1%) - Local Price & Product Mix*** (2%) (1%) Currency Impact 1% (1%) Portfolio - - Segment Operating Earnings** $703 27% $4,640 9%

4 4Q 2016 EPS Variance $0.14 $0.05 $0.06 ($0.01) 4Q15 Segment Results Corp Exp/Interest EGL Tax 4Q16 ($0.53) GAAP EPS ($0.26) 4Q15 Sig Items & Non-Op Pension* ($0.22) GAAP EPS $0.29 4Q16 Sig Items & Non-Op Pension* Operating EPS* $0.27 Operating EPS* $0.51  Segment results increased $0.14 per share, including a benefit from currency of $0.04 per share. The improvement in segment results was primarily driven by cost savings and a benefit from currency.  A net decrease in corporate and interest expenses, primarily due to cost savings, contributed $0.06 per share in the quarter.  Exchange gains/(losses) contributed $0.05 per share in the quarter primarily due to the absence of a currency devaluation in Argentina in the prior year.  A higher tax rate as a result of a shift in the geographic mix of earnings negatively impacted earnings by $0.01 per share. Key Factors * See appendix for details of significant items and reconciliation of non-GAAP measures.

5 *See appendix for details of significant items and reconciliation of non-GAAP measures  Nutrition & Health increased on cost savings, a $27 million gain on the sale of an asset. Volume growth in sweeteners and probiotics was offset by declines in protein solutions.  Performance Materials increased as lower product costs, cost savings, and increased demand in global automotive markets more than offset the absence of $33 million in benefits from the sale of a business and tax benefits associated with a manufacturing site in the prior year.  Agriculture results improved as a benefit from currency of $78 million and cost savings more than offset the negative impact from the change in timing of seed deliveries.  Other increased on lower costs associated with discontinued and pre-commercial businesses.  Electronics & Communications increased on cost savings and volume growth in Solamet® paste.  Protection Solutions results decreased as cost savings were more than offset by higher costs from lower plant utilization and the negative impact from currency.  Industrial Biosciences decreased primarily due to declines in CleanTech . Key Factors $50 $47 $35 $23 $11 ($5) ($11) 4Q15 N&H PM Ag Other E&C PS IB 4Q16 $553 Segment Operating Earnings* $703 Total Segment Operating Earnings* 4Q 2016 Segment Operating Earnings Variance ($ in millions)

6 Balance Sheet and Cash December 31, 2016 Free Cash Flow* • Year-over-year improvement of $1.6 billion  Cash flow from operations improvement - $1.0 billion  Lower capital expenditures - $0.6 billion Balance Sheet • $2.6 billion in net debt** • $916MM in share repurchases; ~13 million shares retired Expected Uses of Cash for 2017 • $1.3 billion for normal dividends*** • Capex spend in line with depreciation and amortization 0.0 0.5 1.0 1.5 2.0 2.5 2015 2016 $ Bil lion s 0 4 8 12 16 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 $ B ill ion s Gross Debt Cash Net Debt** Free Cash Flow* Cash and Debt * Free Cash Flow, a non-GAAP measure, is cash provided by operating activities of $3,300MM and $2,316MM less purchases of plant, property and equipment of $1,019MM and $1,629MM for the year ended December 31, 2016, and 2015, respectively. ** See appendix for reconciliation of non-GAAP measures. *** Dividends on common stock after the proposed merger with Dow will be a decision of the DowDuPont board.

2013 Highlights Cost Savings Update 2016 Global Cost Savings and Restructuring Plan: Achieved $1.0B of run-rate cost savings by year-end 2016; realized ~$750 million in cost reductions in 2016, exceeding plan of $730 million FY 2016 ($ in millions) GAAP Basis* Operating Earnings** Basis Operating costs* ($326), down 5% ($751), down 11% SG&A ($296), down 6% ($538), down 12% Corporate expenses Down 26%, 2.8% of sales (3.7% in prior year) Down 41%, 1.4% of sales (2.3% in prior year) *Operating costs defined as other operating charges, selling, general & administrative, and research & development costs. GAAP basis includes $386 million of significant items related to transaction costs. **See appendix for reconciliation of non-GAAP measures. 7

Full-Year 2017 Assumptions 8 Key Market Summary Macroeconomic Outlook • Ag sector remains challenged ⁻ Record yields in many U.S. crops ⁻ Continued pressure on U.S. net farm income ⁻ Higher stocks pressuring price • Global light vehicle builds expected to rise 1% • Emerging markets weakening • Dollar stronger against most currencies • Global GDP 2.7% • Industrial Production 2.4% ⁻ U.S. manufacturing improving but cautious amid economic uncertainty and stronger U.S. dollar ⁻ Europe outlook continues to be weak with economic and political uncertainty ⁻ China slowing continues on shift to services

9 First-Quarter 2017 Expectations and Outlook * See appendix for reconciliation of Non-GAAP measures • Net sales about even with prior year as the impact of the timing of seed shipments driven by the southern U.S. route-to-market change in Agriculture and strength in global automotive markets will be partially offset by the expected reduction in planted corn acres in the U.S. • U.S. GAAP EPS down 18 percent versus prior year – Transaction costs for merger with Dow of ~$0.15 per share – Non-operating pension expense of ~$0.07 per share – Prior year net benefit from significant items of $0.18 per share • Operating EPS* growth of about 8 percent versus prior year – Currency about $0.01 headwind in the quarter • Base tax rate ~22-23 percent – Unfavorable versus prior year due to anticipated geographic mix of earnings • FY 2017 capital expenditures in line with depreciation & amortization

10 Nutrition & Health 4Q14 4Q15 4Q16 0% 6% 12% 18% 30 60 90 120 150 Mar g in $ in M il lion s 4Q Comments • Sales – Even with prior year as volume growth in sweeteners and probiotics was offset by lower demand in protein solutions. • Operating Earnings – Increased $50 million, or 59 percent, on cost savings and a $27 million gain on the sale of an asset. • Operating margin improved 615 basis points; 14 consecutive quarters of year-over-year improvement. 1Q 2017 Outlook • Market conditions to remain challenging especially in the Middle East and Latin America. • Sales – Expected to be even with prior year as continued strength in probiotics and cultures will be offset by the negative impact from currency. • Operating Earnings – Expected to be up high-single-digits percent driven by cost savings, volume growth and margin expansion from plant productivity and product mix. 4Q Operating Earnings 4Q Sales Vol 0%, Local Price 0%, Currency 0%, Port./Other 0% 700 750 800 850 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 $ in M il lion s 807 809

11 Performance Materials 4Q14 4Q15 4Q16 0% 6% 12% 18% 24% 30% 0 80 160 240 320 400 Mar g in $ in M il lion s 4Q Operating Earnings 4Q Sales Vol 7%, Local Price -2%, Currency 0%, Port./Other -1% $ in M il lion s 1,284 1100 1200 1300 1400 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 1,331 4Q Comments • Sales – Up 4 percent on higher volume partially offset by lower local price. • Volume increased 7 percent, driven by increased demand in automotive markets primarily in Asia Pacific, North America, and Europe. • Price declined 2 percent, primarily due to pressure for raw materials pass- through. • Operating Earnings – Operating earnings of $328 million increased $47 million, or 17 percent, as lower product costs, cost savings, and increased demand in global automotive markets, more than offset the absence of $33 million in benefits from the sale of a business and tax benefits associated with a manufacturing site in the prior year. • Operating margins expanded by 275 basis points. 1Q 2017 Outlook • According to IHS, global autobuilds are expected to be up 3 percent in the quarter driven by growth in Europe. • Sales – Expected to be up low-single-digits percent driven by higher volume in automotive markets partially offset by currency and lower local pricing. • Operating Earnings – Expected to be up low-single-digit percent as cost savings and automotive market volume growth are partially offset by lower local pricing and higher raw material costs. • Operating earnings growth will be negatively impacted as we prepare for a planned mini-turnaround of our ethylene cracker in the second quarter.

12 Agriculture Pioneer, Crop Protection 4Q14 4Q15 4Q16 -20.0% -10.0% 0.0% 10.0% -100 -50 0 50 100 150 Mar g in $ in M il lion s 1Q 2017 Outlook • Expect continued margin pressure in the agriculture sector. • Sales – Expect sales to be up low-single-digits percent benefitting from the change in timing of seed deliveries partially offset by an expected shift in planted acres from corn to soybeans. • Price forecasted to be higher benefitting from mix driven by Leptra® corn hybrids penetration and the launch of Roundup Ready 2 Xtend™ soybeans • Operating Earnings – Expect operating earnings to be up mid-single digits percent range as the favorable impact from the timing of seed sales will be partially offset by the shift from corn to soybeans and lower licensing income. 4Q Comments • The Ag industry continues to face challenging conditions as stocks of all major crops, including corn and soybeans, reach record highs pressuring commodity prices and U.S. net farm income. • Sales – Down 10 percent as lower volume and local price was partially offset by higher currency. • Seed sales were down 23 percent and crop protection sales were 9 percent higher. Seed sales were negatively impacted by the timing of sales primarily driven by the route-to-market change in the southern U.S. Excluding the change, segment net sales would have been up 3 percent. • Operating Earnings – An operating loss of $19 million improved $35 million, or 65 percent. A benefit from currency of $78 million and cost savings more than offset the negative impact from the timing of seed deliveries. • Operating margins improved by about 210 basis points. 4Q Operating Earnings 4Q Sales Vol -9%, Local Price -4%, Currency 4%, Port./Other -1% 1,000 1,100 1,200 1,300 1,400 1,500 1,600 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 1,550 $ in M il lion s 1,393

13 Electronics & Communications 4Q14 4Q15 4Q16 0% 5% 10% 15% 20% 25% 0 30 60 90 120 Mar g in $ in M il lion s 4Q Comments • Sales – Up 6 percent on volume growth in Solamet® paste. New product introductions resulted in share gains in Solamet® paste year over year. • Sales in consumer electronics were even with the prior year and declines in Tedlar® film continued, driven by lower demand in China photovoltaics. • Operating Earnings – Increased 13 percent to $98 million on cost savings and volume growth. • Operating margin improved by about 115 basis points. 1Q 2017 Outlook • Expect reduced demand in PV market due to reduced government subsidies and grid capacity constraints in China. • Solamet® sales growth on new product launches. • Sales – Expected to be about flat as volume growth in consumer electronics and Solamet® will be offset by lower local price and the portfolio impact from the sale of a business. • Operating Earnings – Expected to be up mid-30 percent on a gain on the sale of a business, the absence of a $16 million prior year litigation expense, volume growth and cost savings. 4Q Operating Earnings 4Q Sales Vol 6%, Local Price 0%, Currency 0%, Port./Other 0% 400 450 500 550 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 $ i n Mi ll io n s 493 521

14 Protection Solutions 4Q14 4Q15 4Q16 0% 5% 10% 15% 20% 25% 0 50 100 150 200 Mar g in $ in M il lion s 4Q Operating Earnings 4Q Sales Vol 0%, Local Price 0%, Currency 0%, Port./Other 0% Note: DuPont Sustainable Solutions, previously reported within the company’s Safety & Protection segment (now Protection Solutions), was comprised of two business units: clean technologies (CleanTech) and consulting solutions. Effective January 1, 2016, the clean technologies business unit became part of Industrial Biosciences and the consulting business unit became part of Other. 600 650 700 750 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 720 717 $ in M illion s 4Q Comments • Sales – Even with the prior year. Continued growth in sales of Surfaces reflected strong growth in Zodiaq®, due to growing consumer preference for quartz. However, sales declined in Nomex® thermal materials, due to inventory reductions and delays in power and rail tenders, and in Kevlar ® high-strength materials due to shortages of optical fiber and challenges in oil & gas. Sales of Tyvek® materials were comparable with the prior year’s quarter. • Operating Earnings – Decreased 3 percent as cost savings were more than offset by higher costs due to lower plant utilization and the impact of currency on product costs. • Operating margin contracted by 60 basis points. 1Q 2017 Outlook • Sales – Down by the high-single-digits percent with continued growth in Surfaces more than offset by double-digit declines in Tyvek®, due to timing of shipments and value chain inventory reductions, and weakness in Kevlar®, due to vehicle armor and delays in military tenders. Nomex® is expected to be even with last year with gains in composite structures for aircraft builds offset by a decline in thermal apparel. • Operating Earnings – Down by the high-single-digits percent, driven by higher raw material costs, higher unit costs and lower sales.

15 Industrial Biosciences 4Q14 4Q15 4Q16 0.0% 6.0% 12.0% 18.0% 24.0% 0 20 40 60 80 100 Mar g in $ in M il lion s Note: DuPont Sustainable Solutions, previously reported within the company’s Safety & Protection segment (now Protection Solutions), was comprised of two business units: clean technologies (CleanTech) and consulting solutions. Effective January 1, 2016, the clean technologies business unit became part of Industrial Biosciences and the consulting business unit became part of Other. 4Q Operating Earnings 4Q Sales Vol 2%, Local Price -1%, Currency -1%, Port./Other 1% 250 300 350 400 450 4Q15 Volume Local Price 4Q16 (ex-curr & portf.) Curr. Portf./ Other 4Q16 $ in M il lion s 397 401 4Q Comments • Sales – Increased 1 percent due to volume growth in bioactives and biomaterials, partly offset by softness in CleanTech. CleanTech declined due to delayed signings. Pricing declined in bioactives and biomaterials. • Operating Earnings – Decreased 14 percent primarily due to declines in CleanTech. • Operating margins contracted by about 295 basis points. 1Q 2017 Outlook • Sales: Growth in the low single digits versus the prior year’s quarter with volume gains in bioactives and biomaterials partly offset by ongoing softness from CleanTech. • Anticipate volume growth in bioactives to be supported by an increase in the number of new product launches. • Operating Earnings – Expected to increase by the low-single- digits percent due to cost savings partly offset by unfavorable product mix, lower margins in CleanTech and biomaterials, and continued investment in the business.

16 Appendix 1 Fourth Quarter and Full Year 2016 Segment Commentary This data should be read in conjunction with the Company’s fourth quarter and full year earnings news release dated January 24, 2017, DuPont’s 4Q 2016 Earnings Conference Call presentation materials and reconciliations of non-GAAP to GAAP measures included in the presentation materials and posted on the DuPont Investor Center website at www.dupont.com.

17 Nutrition & Health In Nutrition & Health, the business continued to deliver strong results with its fourteenth consecutive quarter of margin improvement. Sales of $809 million were even with the prior year. Volume growth in sweeteners and probiotics was offset by lower demand in protein solutions. From a regional perspective, demand for probiotics drove sales growth in Asia Pacific and North America in the quarter. Operating earnings of $135 million increased $50 million, or 59 percent, on cost savings and a $27 million gain on the sale of an asset. Operating margin expanded by 615 basis points year over year. For the full year, sales of $3.3 billion were even with the prior year as 2-percent volume growth in a challenging market was offset by the negative impact of currency. Operating earnings increased $131 million, or 35 percent, on cost savings, volume growth and a $27 million gain on the sale of an asset. Full-year operating margin improved by about 400 basis points. Looking forward to 2017, market conditions are expected to remain challenging, particularly in the Middle East and Latin America. In the first quarter, we expect sales to be about even with prior year as continued volume growth in probiotics and cultures will be offset by the negative currency impact. First-quarter operating earnings are expected to be up high-single-digits percent, benefitting from cost savings, volume growth, and margin expansion from plant productivity and product mix. Segment Commentary Fourth-Quarter Earnings 2016

18 Performance Materials Sales of $1.3 billion rose 4 percent over prior year, driven by higher volume. Price declined 2 percent in the quarter, driven by pricing pressures related to raw material pass-through. Segment volume increased 7 percent due to increased demand in automotive markets with strong volume growth in the Asia Pacific, U.S., and Europe. In the quarter, DuPont polymer volumes outperformed autobuild growth, as reported by IHS. According to IHS, global automotive demand rose about 6 percent in the fourth quarter with strong growth in the Asia Pacific region, primarily China. IHS is reporting year-over-year growth of 4 percent in 2016. Operating earnings of $328 million increased 17 percent as lower product costs, cost savings, and increased volume were partially offset by the absence of $33MM in one-time benefits which occurred in the fourth quarter of 2015. The benefits were due to the sale of a business and realization of tax benefits associated with a manufacturing site. Operating margins expanded by about 275 basis points to 25 percent. Segment Commentary Fourth-Quarter Earnings 2016

19 Performance Materials (continued) For the full year, sales of $5.3 billion declined 1 percent as 3-percent higher volumes were more than offset by 3- percent lower prices and 1-percent lower currency. Pricing declines were driven by pressures related to raw material pass-through. Operating earnings of $1.3 billion rose 7 percent as cost savings, higher volumes, and lower raw material costs, were partially offset by currency and lower pricing. Segment operating margins rose by about 180 basis points to 25 percent. For the first quarter, we expect sales and operating earnings to be up in the low-single digits range. First-quarter results will be negatively impacted as we prepare for a mini-turnaround of our ethylene cracker in the second quarter. IHS is forecasting 1-percent growth in 2017 with 3-percent growth in the first quarter. IHS is forecasting a dramatic decline in China autobuilds and is signaling no growth in 2017 vs. 13-percent growth in 2016. North America is forecasted, by IHS, to decline 1 percent in 2017 due to high dealer inventory. Segment Commentary Fourth-Quarter Earnings 2016

20 Agriculture The Ag industry continues to face challenging conditions as stocks of all major crops, including corn and soybeans, reach record highs, pressuring commodity prices and U.S. net farm income. However, globally, demand continues to post record highs, which places the need for innovation at even more of a premium in order to maintain balance in the industry. Fourth-quarter Agriculture sales were 10 percent lower as 9-percent lower volume and 4-percent lower price was partially offset by 4-percent higher currency. Seed sales declined 23 percent, and crop protection sales increased 9 percent. Seed sales were negatively impacted this quarter by the shift in timing of sales, primarily related to the southern U.S. route-to-market change, which moved approximately $200 million of sales from the fourth quarter of 2016 into the first quarter of 2017. Excluding this change, segment sales would have increased 3 percent. Higher corn volumes in Latin America were driven by the continued penetration of our Leptra® corn hybrids but were more than offset by the timing of seed sales. Corn sales volume for the summer season in Brazil increased nearly 70 percent on the strength of the Leptra® launch. Crop Protection delivered growth in Asia Pacific, EMEA, and North America driven by our insecticides business. An operating loss of $19 million resulted in $35 million higher operating earnings than last year, as favorable currency and cost savings were partially offset by lower sales. Operating margins expanded by about 210 basis points. Segment Commentary Fourth-Quarter Earnings 2016

21 Agriculture (continued) For the full year, sales declined 3 percent driven by 2-percent lower currency and 1-percent lower volume. Full year volume was also negatively impacted by the timing of seed sales in the fourth quarter. Excluding the change in timing of 4Q seed sales, segment sales would have declined by 1 percent. Full-year operating earnings rose 7 percent, driven by cost savings and lower product costs partially offset by lower volume and the negative impact of currency. Operating earnings margins expanded for the year by about 170 basis points. In North America corn, our newest classes of genetics demonstrated strong harvest performance and products released in the past two years accounted for more than half of our volume. Led by the launch of Leptra®, we grew volume nearly 70 percent in Brazil summer season and enabled a multiple point share gain. In soybeans, our T-series comprised greater than 80 percent of our soybean lineup in North America and we launched our first varieties developed with AYT 4.0, an advanced proprietary soybean breeding approach focused on increasing yield. Within crop protection, Rynaxypyr® insecticide delivered sales growth in Asia Pacific, Europe, and North America and our Zorvec® fungicide launch went better than plan. Turning to the outlook for 2017, we expect the economic environment in the agriculture sector to remain challenging with commodity prices under pressure resulting from record yields and crop production. As farmers look to relative economics between crop alternatives, we expect them to favor soybeans over corn in North America which is generally unfavorable to our overall earnings. Our order book in North America is tracking with our expectations and is consistent with the expected planted acre shift. In Crop Protection, we expect the industry decline to ease in 2017 but continue to be negatively impacted by high inventory levels, a stronger dollar, and the continued penetration of insect-resistant soybeans. Segment Commentary Fourth-Quarter Earnings 2016

22 Agriculture (continued) This season we are expanding our launch of Roundup Ready 2 Xtend™ soybeans and anticipate FeXapan®, our over- the-top dicamba application, to be approved in time for Spring planting. We expect continued Leptra® penetration in Brazil as we continue one of the fastest ramp-ups in our history. We are planning a limited commercial introduction of Pioneer® brand Qrome products for the 2017 U.S. growing season. This will allow select growers to benefit from this new technology and will allow customers to see and understand the value of these elite new products in their local geographies. Within digital ag, growers received value from Encirca ServicesSM on more than 2 million paid acres in 2016 and we expect this to approximately double in 2017. Our approach stands apart from competitors in that our nitrogen, fertility, and seeding solutions can deliver measurable profit gains for our customers enabling a premium value offering. For example, in over 120 nitrogen service innovation trials, Encirca® beat the standard grower practice 74% of the time with an average yield increase of six bushels per acre using an average of nine pounds less nitrogen per acre. In Crop Protection, we will launch Vessarya®, expanding our portfolio of fungicides to Asian soybean rust, and continue the highly successful launch of Zorvec®. For the first quarter of 2017, we expect Agriculture segment sales to be up low-single digits percent over 2016 and operating earnings to be up in the mid-single digits percent range as favorable impacts from the timing shifts and pricing are partially offset by the corn-to-soybean shift in North America. Within crop protection, we anticipate our carbamate products, Vydate® and Lannate®, to deliver earnings growth as volume increases and we complete wind down activities at the LaPorte facility. As farm margins continue to tighten, the need for high yields becomes even more imperative and we are confident our portfolio can address this need through our pipeline of new genetics, unique trait combinations and innovative crop protection solutions. In 2016, we executed on significant cost reductions which enabled DuPont Agriculture to perform well in the current conditions and positions us to emerge stronger when markets improve. Segment Commentary Fourth-Quarter Earnings 2016

23 Electronics & Communications In Electronics & Communications, fourth-quarter sales of $521 million increased 6 percent on volume growth in Solamet® paste. New product introductions resulted in share gains in Solamet® year over year. Sales in consumer electronics were even with the prior year while declines in Tedlar® film continued, driven by lower photovoltaics demand in China. Operating earnings of $98 million increased $11 million, or 13 percent, on cost savings and volume growth. Operating margin expanded by about 115 basis points year over year. For the full year, sales of $2.0 billion were 5 percent lower on weakness in consumer electronics markets. Share gains in Solamet® and higher average metals price were offset by Tedlar® declines. Operating earnings were even with the prior year as cost savings were offset by lower sales and a $16 million litigation expense. Full-year operating margins expanded by about 90 basis points. Looking forward to 2017, we expect continued softness in key markets. Module installations in the photovoltaic market are forecasted to increase mid-single-digits percent, down significantly from prior-year growth rates due to reduced government subsidies and grid capacity constraints in China. We expect to see continue volume improvement in Solamet® on expected new product introductions but with continued competitive pricing pressure. Although we expect some improvement in consumer electronics, we expect fundamentally slower growth rates in this market compared with historical trends. For the first quarter we expect sales to be about flat with prior year as volume growth in consumer electronics and Solamet® will be offset by lower local price and the portfolio impact from the sale of a business. Operating earnings are expected to increase mid-30 percent. A gain on the sale of a business, the absence of a $16 million prior year litigation expense, volume growth and cost savings all are expected to contribute to operating earnings growth. Segment Commentary Fourth-Quarter Earnings 2016

24 Protection Solutions* Sales of $717 million for Protection Solutions in the fourth quarter were comparable with the prior year. Price, volume, currency and portfolio did not materially impact sales of the segment. Continued growth in Surfaces -- including double-digit growth in Zodiaq®, which benefited from consumer preference for quartz -- was offset by declines in Nomex® thermal resistant fiber due to inventory reductions in Europe and delays in key power and rail tenders in Asia Pacific; and softness in Kevlar® high strength materials, which was impacted by shortages of optical fiber, challenges in the oil and gas industry and weakness in the North America ballistics market. Sales of Tyvek® material were similar to the prior year with gains in housewrap, which benefited from U.S. housing starts, offset by lower sales in graphics, envelopes, and auto covers in the OEM market. Operating earnings of $142 million decreased 3 percent for the quarter, or $5 million, reflecting higher costs due to lower plant utilization and the negative impact from currency in product costs, partly offset by cost savings. Operating earnings margin contracted by about 60 basis points. * DuPont Sustainable Solutions, previously within this segment, was comprised of two business units: Clean Technologies and consulting solutions. On 1/1/2016, the Clean Technologies business unit became part of Industrial Biosciences, and consulting solutions became part of Other. Reclassification of prior-year data has been made to reflect the current-year classification. Segment Commentary Fourth-Quarter Earnings 2016

25 Protection Solutions* (continued) Sales of $3.0 billion for 2016 declined 3 percent versus the prior year. The decline in sales resulted from a 2-percent decline in volume and a 1-percent reduction from price/mix. Demand from the oil and gas industry and the military remained soft. Lower sales of Nomex®, Kevlar® and Tyvek® were partly offset by gains in sales from Surfaces. Operating earnings of $668 million increased 4 percent for the year, reflecting cost savings partly offset by the sales decline. Operating earnings margin expanded by about 150 basis points. Turning to the first quarter, sales are projected to decline by the high-single digits. Continued growth in Surfaces is expected to be more than offset by declines in Tyvek® and Kevlar®. Tyvek® weakness is associated with timing of shipments in the fourth quarter and inventory reductions, while weakness in Kevlar® is due to vehicle armor and declines in military tenders. Partly because of lower petroleum production activity, sales of Nomex® are expected to be flat despite gains in composite structures for aircraft builds. We anticipate that our operating earnings will decline by the high-single-digits percent, due to higher raw material costs, higher unit rates and lower sales, partly offset by cost savings. * DuPont Sustainable Solutions, previously within this segment, was comprised of two business units: Clean Technologies and consulting solutions. On 1/1/2016, the Clean Technologies business unit became part of Industrial Biosciences, and consulting solutions became part of Other. Reclassification of prior-year data has been made to reflect the current-year classification. Segment Commentary Fourth-Quarter Earnings 2016

26 Industrial Biosciences* Fourth-quarter sales of $401 million for Industrial Biosciences increased 1 percent. Volumes for the segment rose by 2 percent, driven by bioactives and biomaterials, and portfolio added 1 percent; however, local price and currency each subtracted 1 percent. CleanTech licensing volumes declined amid delayed signings in key projects. Growth in bioactives reflected volume gains associated with new product launches and gains in food and grain processing, partly offset by volume declines in animal nutrition. Sales of biomaterials rose due to strong volume growth in apparel, partially offset by pricing headwinds in flooring. Operating earnings of $67 million decreased $11 million, or 14 percent, in the quarter primarily due to declines in CleanTech. Operating margins contracted by about 295 basis points. Full-year sales of $1.5 billion for Industrial Biosciences increased 1 percent. Volumes for the segment rose by 2 percent and portfolio added another 1 percent, while currency subtracted 2 percent. Strong growth in bioactives and biomaterials more than offset lower CleanTech licensing volumes. The strong growth in bioactives reflected volume gains associated with new product launches and gains in home and personal care products, food and grain processing. Sales of biomaterials rose due to volume growth in apparel, partially offset by softness in flooring. * On 1/1/2016, the Clean Technologies business unit within DuPont Protection Solutions became part of Industrial Biosciences. Reclassification of prior year data has been made to reflect the current year classification. Segment Commentary Fourth-Quarter Earnings 2016

27 Industrial Biosciences* (continued) Operating earnings of $270 million increased $27 million or 11 percent for the year. Cost savings and sales gains drove the operating earnings improvement, partly offset by a negative impact from currency. Operating margins expanded by 155 basis points year over year. Turning to the first quarter, we anticipate sales growing by the low single digits versus the prior year as volume growth and the benefits of new products in bioactives, and volume growth in biomaterials are partly offset by continued softness from CleanTech. We expect first-quarter operating earnings to increase versus the prior year by the low-single-digits percent, reflecting cost savings and sales growth partly offset by unfavorable product mix, lower margins in CleanTech and biomaterials and continued investment in the business. * On 1/1/2016, the Clean Technologies business unit within DuPont Protection Solutions became part of Industrial Biosciences. Reclassification of prior year data has been made to reflect the current year classification. Segment Commentary Fourth-Quarter Earnings 2016

INDEX PAGE SELECTED OPERATING RESULTS 29 SELECTED INCOME STATEMENT DATA 30 SEGMENT NET SALES 31 SEGMENT OPERATING EARNINGS 32 SIGNIFICANT ITEMS BY SEGMENT - PRETAX OPERATING INCOME; DEPRECIATION AND AMORTIZATION BY SEGMENT 33 RECONCILIATION OF NON-GAAP MEASURES 34-37 RECONCILIATION OF BASE INCOME TAX RATE TO EFFECTIVE INCOME TAX RATE 38 Note: Management believes that an analysis of operating earnings (as defined on page 29), a "non-GAAP" measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND NON-GAAP RECONCILIATIONS (UNAUDITED) December 31, 2016 DuPont Sustainable Solutions, previously within the company's Safety & Protection segment (now Protection Solutions) was comprised of two business units: clean technologies and consulting solutions. Effective January 1, 2016, the clean technologies business is reported in the Industrial Biosciences segment and the consulting solutions business unit is reported within Other. Reclassifications of prior year data have been made to conform to current year classifications.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SELECTED OPERATING RESULTS (UNAUDITED)

(dollars in millions)

	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
INCOME STATEMENT DATA										
Consolidated Net Sales	24,594	5,211	4,917	7,061	7,405	25,130	5,299	4,873	7,121	7,837
Operating Earnings After Income Taxes, Attributable to DuPont [(1)] (Non-GAAP)	2,951	451	298	1,093	1,109	2,503	239	117	994	1,153
Significant Items - After-tax	(421)	(384)	(216)	19	160	(348)	(411)	88	32	(57)
Non-Operating Pension & OPEB (Costs) Benefits - After-tax [(2)]	(21)	187	(73)	(89)	(46)	(266)	(56)	(74)	(57)	(79)
Income from Continuing Operations After Income Taxes Attributable to DuPont (GAAP)	2,509	254	9	1,023	1,223	1,889	(228)	131	969	1,017
Depreciation	939	232	234	235	238	978	248	241	245	244
STATEMENT OF CASH FLOW DATA [(3)]										
Cash Provided by (Used for) Operating Activities	3,300	4,377	426	341	(1,844)	2,316	4,161	200	78	(2,123)
Capital Expenditures [(4)]	1,038	277	254	149	358	1,705	355	362	378	610

	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
INCOME STATEMENT DATA												
Consolidated Net Sales	28,406	5,849	5,905	8,058	8,594	28,998	6,119	6,000	8,060	8,819	27,610	25,883
Operating Earnings After Income Taxes, Attributable to DuPont [(1)] (Non-GAAP)	3,110	519	361	907	1,323	2,926	392	249	1,003	1,282	2,238	2,210
Significant Items - After-tax	112	79	(9)	44	(2)	(377)	(292)	(27)	(78)	20	(657)	(238)
Non-Operating Pension & OPEB (Costs) Benefits - After-tax [(2)]	(87)	(21)	(22)	(22)	(22)	(356)	(80)	(94)	(84)	(98)	(437)	(355)
Income from Continuing Operations After Income Taxes Attributable to DuPont (GAAP)	3,135	577	330	929	1,299	2,193	20	128	841	1,204	1,144	1,617
Depreciation	1,006	248	247	261	250	1,027	258	254	253	262	1,065	941
STATEMENT OF CASH FLOW DATA [(3)]												
Cash Provided by (Used for) Operating Activities	3,712	5,514	269	350	(2,421)	3,179	5,512	298	36	(2,667)	4,849	5,152
Capital Expenditures [(4)]	2,062	714	544	462	342	1,940	674	478	449	339	1,890	1,910

(1) Operating earnings are defined as earnings from continuing operations (GAAP) excluding "significant items" and "non-operating pension and other post-employment benefit (OPEB) costs". Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

(2) First quarter 2015 includes the impact of an after-tax exchange loss on non-operating pension of $23.

(3) Data is on a total company basis.

(4) Includes purchases of property, plant and equipment and investment in affiliates.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 29 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SELECTED INCOME STATEMENT DATA
OPERATING EARNINGS (UNAUDITED)
(dollars in millions, except per share)

	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Consolidated Net Sales	24,594	5,211	4,917	7,061	7,405	25,130	5,299	4,873	7,121	7,837	28,406	5,849	5,905	8,058	8,594	28,998	6,119	6,000	8,060	8,819	27,610	25,883
Total Segment Operating Earnings [1]	4,640	703	607	1,613	1,717	4,243	553	433	1,447	1,810	5,032	788	686	1,516	2,042	4,906	716	603	1,581	2,006	4,389	4,175
Adjusted EBIT (Operating Earnings) [1][2]	4,182	723	444	1,511	1,504	3,757	372	286	1,305	1,794	4,599	806	768	1,283	1,742	4,019	441	332	1,425	1,821	3,311	3,122
Adjusted EBITDA (Operating Earnings) [1][2]	5,440	1,002	724	1,850	1,864	5,095	675	577	1,666	2,177	5,965	1,122	1,064	1,663	2,116	5,360	766	646	1,763	2,185	4,680	4,308
Operating Earnings Before Income Taxes [1]	3,824	629	355	1,422	1,418	3,441	287	204	1,236	1,714	4,232	719	676	1,192	1,645	3,584	333	227	1,314	1,710	2,871	2,714
Operating Earnings Per Share [1][3]	3.35	0.51	0.34	1.24	1.26	2.77	0.27	0.13	1.09	1.26	3.36	0.57	0.39	0.98	1.42	3.12	0.42	0.26	1.08	1.37	2.36	2.34

(1) See Reconciliation of Non-GAAP Measures.

(2) Adjusted EBIT from operating earnings is operating earnings (as defined on page 29) before income taxes, net income attributable to noncontrolling interests and interest expense. Adjusted EBITDA from operating earnings is adjusted EBIT from operating earnings before depreciation and amortization of intangible assets.

(3) Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 30 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT NET SALES (UNAUDITED)

(dollars in millions)

SEGMENT NET SALES	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	9,516	1,393	1,119	3,218	3,786	9,798	1,550	1,093	3,218	3,937	11,296	1,732	1,563	3,610	4,391	11,728	1,804	1,630	3,629	4,665	10,421	9,165
Electronics & Communications	1,960	521	493	494	452	2,070	493	532	528	517	2,381	571	620	613	577	2,534	639	635	648	612	2,684	3,154
Industrial Biosciences	1,500	401	392	355	352	1,478	397	374	357	350	1,624	418	407	404	395	1,631	424	410	416	381	1,604	1,074
Nutrition & Health	3,268	809	823	835	801	3,256	807	810	826	813	3,529	843	899	926	861	3,473	872	868	865	868	3,422	2,460
Performance Materials	5,249	1,331	1,334	1,335	1,249	5,305	1,284	1,302	1,338	1,381	6,059	1,441	1,531	1,567	1,520	6,166	1,505	1,580	1,599	1,482	6,095	6,445
Protection Solutions	2,954	717	722	786	729	3,039	720	723	806	790	3,304	784	834	885	801	3,229	807	820	841	761	3,122	3,295
Other	147	39	34	38	36	184	48	39	48	49	213	60	51	53	49	237	68	57	62	50	262	290
CONSOLIDATED NET SALES	24,594	5,211	4,917	7,061	7,405	25,130	5,299	4,873	7,121	7,837	28,406	5,849	5,905	8,058	8,594	28,998	6,119	6,000	8,060	8,819	27,610	25,883

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 31 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

OPERATING EARNINGS (UNAUDITED)
(dollars in millions)

SEGMENT OPERATING EARNINGS	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
Agriculture	1,758	(19)	(189)	865	1,101	1,646	(54)	(210)	772	1,138
Electronics & Communications	358	98	108	93	59	359	87	104	89	79
Industrial Biosciences	270	67	78	62	63	243	78	61	50	54
Nutrition & Health	504	135	135	130	104	373	85	102	100	86
Performance Materials	1,297	328	371	325	273	1,216	281	317	301	317
Protection Solutions	668	142	162	188	176	641	147	146	181	167
Other	(215)	(48)	(58)	(50)	(59)	(235)	(71)	(87)	(46)	(31)
TOTAL SEGMENT OPERATING EARNINGS	4,640	703	607	1,613	1,717	4,243	553	433	1,447	1,810
Corporate Expenses	(340)	(88)	(83)	(83)	(86)	(573)	(160)	(111)	(148)	(154)
Interest Expense	(370)	(92)	(93)	(93)	(92)	(322)	(82)	(82)	(74)	(84)
OPERATING EARNINGS BEFORE INCOME TAXES AND EXCHANGE (LOSSES) GAINS (Non-GAAP)	3,930	523	431	1,437	1,539	3,348	311	240	1,225	1,572
Provision For Income Taxes on Operating Earnings, Excluding Taxes on Exchange (Losses) Gains	(845)	(50)	(101)	(323)	(371)	(712)	(7)	(91)	(268)	(346)
Net After-tax Exchange (Losses) Gains [(1)]	(122)	(24)	(28)	(17)	(53)	(127)	(68)	(32)	42	(69)
Less: Net Income Attr. to Noncontrolling Interests	12	(2)	4	4	6	6	(3)	-	5	4
OPERATING EARNINGS (Non-GAAP)	2,951	451	298	1,093	1,109	2,503	239	117	994	1,153
Net Income Attributable to Noncontrolling Interests	12	(2)	4	4	6	6	(3)	-	5	4
Non-Operating Pension & OPEB (Costs) Benefits - After-tax [(1)]	(21)	187	(73)	(89)	(46)	(266)	(56)	(74)	(57)	(79)
Significant Items - After-tax	(421)	(384)	(216)	19	160	(348)	(411)	88	32	(57)
INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES (GAAP)	2,521	252	13	1,027	1,229	1,895	(231)	131	974	1,021

SEGMENT OPERATING EARNINGS	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	2,352	134	(56)	835	1,439	2,480	90	(56)	937	1,509	2,129	1,776
Electronics & Communications	336	92	90	84	70	314	90	92	90	42	237	420
Industrial Biosciences	269	69	58	71	71	232	61	58	61	52	228	130
Nutrition & Health	369	79	99	103	88	286	79	76	59	72	305	201
Performance Materials	1,267	326	366	293	282	1,249	287	357	322	283	1,140	945
Protection Solutions	672	169	174	181	148	553	161	141	137	114	475	532
Other	(233)	(81)	(45)	(51)	(56)	(208)	(52)	(65)	(25)	(66)	(125)	171
TOTAL SEGMENT OPERATING EARNINGS	5,032	788	686	1,516	2,042	4,906	716	603	1,581	2,006	4,389	4,175
Corporate Expenses	(677)	(134)	(167)	(174)	(202)	(773)	(206)	(164)	(198)	(205)	(842)	(801)
Interest Expense	(377)	(87)	(93)	(94)	(103)	(448)	(108)	(108)	(115)	(117)	(464)	(447)
OPERATING EARNINGS BEFORE INCOME TAXES AND EXCHANGE (LOSSES) GAINS (Non-GAAP)	3,978	567	426	1,248	1,737	3,685	402	331	1,268	1,684	3,083	2,927
Provision For Income Taxes on Operating Earnings, Excluding Taxes on Exchange (Losses) Gains	(692)	(13)	(56)	(279)	(344)	(680)	24	(36)	(290)	(378)	(685)	(544)
Net After-tax Exchange (Losses) Gains [(1)]	(166)	(35)	(8)	(59)	(64)	(66)	(34)	(43)	29	(18)	(136)	(134)
Less: Net Income Attr. to Noncontrolling Interests	10	-	1	3	6	13	-	3	4	6	24	39
OPERATING EARNINGS (Non-GAAP)	3,110	519	361	907	1,323	2,926	392	249	1,003	1,282	2,238	2,210
Net Income Attributable to Noncontrolling Interests	10	-	1	3	6	13	-	3	4	6	24	39
Non-Operating Pension & OPEB (Costs) Benefits - After-tax [(1)]	(87)	(21)	(22)	(22)	(22)	(356)	(80)	(94)	(84)	(98)	(437)	(355)
Significant Items - After-tax	112	79	(9)	44	(2)	(377)	(292)	(27)	(78)	20	(657)	(238)
INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES (GAAP)	3,145	577	331	932	1,305	2,206	20	131	845	1,210	1,168	1,656

(1) In the first quarter 2015, the impact of an after-tax exchange loss on non-operating pension of $23 is excluded from Net After-tax Exchange Losses and is included within Non-Operating Pension & OPEB Costs-After tax above.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 32 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SIGNIFICANT ITEMS BY SEGMENT - PRETAX OPERATING INCOME (UNAUDITED)

(dollars in millions)

SEGMENT PRETAX IMPACT OF SIGNIFICANT ITEMS	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	(37)	14	(13)	35	(73)	148	(30)	147	(4)	35	316	363	-	(47)	-	(351)	(196)	(40)	(80)	(35)	(469)	(225)
Electronics & Communications	4	(9)	(2)	8	7	(78)	(89)	-	11	-	(84)	(16)	-	(68)	-	(131)	(131)	-	-	-	(37)	-
Industrial Biosciences	(152)	2	(158)	3	1	(61)	(60)	-	(1)	-	(20)	(16)	-	(4)	-	(1)	(1)	-	-	-	(10)	(79)
Nutrition & Health	9	(3)	(1)	12	1	(50)	(46)	-	(4)	-	(15)	(7)	-	(8)	-	6	6	-	-	-	(49)	(126)
Performance Materials	5	(2)	2	9	(4)	(62)	(60)	-	(2)	-	292	(70)	-	362	-	(16)	(16)	-	-	-	(104)	47
Protection Solutions	14	4	-	7	3	105	(8)	-	113	-	(45)	(17)	-	(28)	-	6	6	-	-	-	(51)	-
Other	(11)	(8)	-	-	(3)	(40)	-	-	(3)	(37)	(10)	(7)	-	(3)	-	1	1	-	-	-	(137)	-
TOTAL SIGNIFICANT ITEMS BY SEGMENT - PRETAX	(168)	(2)	(172)	74	(68)	(38)	(293)	147	110	(2)	434	230	-	204	-	(486)	(331)	(40)	(80)	(35)	(857)	(383)

DEPRECIATION AND AMORTIZATION BY SEGMENT

(dollars in millions)

DEPRECIATION AND AMORTIZATION	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	417	74	72	126	145	453	79	74	139	161	436	97	78	121	140	358	79	72	95	112	337	295
Electronics & Communications	87	21	22	22	22	100	30	23	24	23	97	23	25	23	26	105	25	27	27	26	113	99
Industrial Biosciences	100	25	24	25	26	101	25	26	24	26	102	25	26	26	25	98	26	23	24	25	106	74
Nutrition & Health	223	53	55	57	58	236	58	58	58	62	264	64	66	68	66	271	67	66	66	72	288	207
Performance Materials	130	33	32	34	31	125	33	30	31	31	139	33	35	35	36	162	41	40	40	41	171	188
Protection Solutions	146	36	37	35	38	156	38	40	39	39	168	41	41	43	43	178	47	44	43	44	166	143
Other	10	3	3	1	3	6	2	-	3	1	8	1	2	2	3	9	2	1	5	1	10	9
TOTAL DEPRECIATION AND AMORTIZATION BY SEGMENT	1,113	245	245	300	323	1,177	265	251	318	343	1,214	284	273	318	339	1,181	287	273	300	321	1,191	1,015

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 33 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions, except per share)

RECONCILIATION OF DILUTED EARNINGS PER SHARE (EPS) [1]

	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
EPS from continuing operations (GAAP)	2.85	0.29	0.01	1.16	1.39	2.09	(0.26)	0.14	1.06	1.11
Non-Operating Pension & OPEB Costs (Benefits) [2]	0.02	(0.22)	0.08	0.10	0.05	0.29	0.06	0.09	0.07	0.09
Significant Items	0.48	0.44	0.25	(0.02)	(0.18)	0.39	0.47	(0.10)	(0.04)	0.06
Operating EPS (Non-GAAP)	3.35	0.51	0.34	1.24	1.26	2.77	0.27	0.13	1.09	1.26

	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
EPS from continuing operations (GAAP)	3.39	0.63	0.36	1.00	1.39	2.34	0.02	0.13	0.90	1.28	1.20	1.71
Non-Operating Pension & OPEB Costs (Benefits) [2]	0.09	0.03	0.02	0.03	0.03	0.38	0.09	0.10	0.10	0.11	0.46	0.38
Significant Items	(0.12)	(0.09)	0.01	(0.05)	-	0.40	0.31	0.03	0.08	(0.02)	0.70	0.25
Operating EPS (Non-GAAP)	3.36	0.57	0.39	0.98	1.42	3.12	0.42	0.26	1.08	1.37	2.36	2.34

RECONCILIATION OF ADJUSTED EBIT / ADJUSTED EBITDA TO CONSOLIDATED INCOME STATEMENTS

	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
Income (Loss) From Continuing Operations After Income Taxes (GAAP)	2,521	252	13	1,027	1,229	1,895	(231)	131	974	1,021
Add: Provision for (Benefit from) income taxes on continuing operations	744	101	(69)	306	406	696	(190)	96	260	530
Income (Loss) From Continuing Operations Before Income Taxes	3,265	353	(56)	1,333	1,635	2,591	(421)	227	1,234	1,551
Add: Significant Items - Pretax - Charge / (Benefit)	519	557	297	(44)	(291)	453	622	(138)	(85)	54
Add: Non-Operating Pension & OPEB Costs (Benefits) - Pretax [2]	40	(281)	114	133	74	397	86	115	87	109
Operating Earnings Before Income Taxes (Non-GAAP)	3,824	629	355	1,422	1,418	3,441	287	204	1,236	1,714
Less: Net Income Attributable to Noncontrolling Interests	12	(2)	4	4	6	6	(3)	-	5	4
Add: Interest Expense	370	92	93	93	92	322	82	82	74	84
Adjusted EBIT (Operating Earnings) (Non-GAAP)	4,182	723	444	1,511	1,504	3,757	372	286	1,305	1,794
Add: Depreciation and Amortization	1,258	279	280	339	360	1,338	303	291	361	383
Adjusted EBITDA (Operating Earnings) (Non-GAAP)	5,440	1,002	724	1,850	1,864	5,095	675	577	1,666	2,177

	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Income (Loss) From Continuing Operations After Income Taxes (GAAP)	3,145	577	331	932	1,305	2,206	20	131	845	1,210	1,168	1,656
Add: Provision for (Benefit from) income taxes on continuing operations	1,168	247	303	313	305	360	(129)	(84)	254	319	122	59
Income (Loss) From Continuing Operations Before Income Taxes	4,313	824	634	1,245	1,610	2,566	(109)	47	1,099	1,529	1,290	1,715
Add: Significant Items - Pretax - Charge / (Benefit)	(209)	(137)	10	(85)	3	485	319	40	91	35	930	467
Add: Non-Operating Pension & OPEB Costs (Benefits) - Pretax [2]	128	32	32	32	32	533	123	140	124	146	651	532
Operating Earnings Before Income Taxes (Non-GAAP)	4,232	719	676	1,192	1,645	3,584	333	227	1,314	1,710	2,871	2,714
Less: Net Income Attributable to Noncontrolling Interests	10	-	1	3	6	13	-	3	4	6	24	39
Add: Interest Expense	377	87	93	94	103	448	108	108	115	117	464	447
Adjusted EBIT (Operating Earnings) (Non-GAAP)	4,599	806	768	1,283	1,742	4,019	441	332	1,425	1,821	3,311	3,122
Add: Depreciation and Amortization	1,366	316	296	380	374	1,341	325	314	338	364	1,369	1,186
Adjusted EBITDA (Operating Earnings) (Non-GAAP)	5,965	1,122	1,064	1,663	2,116	5,360	766	646	1,763	2,185	4,680	4,308

(1) Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.
(2) First quarter 2015 includes the impact of an exchange loss on non-operating pension of $23.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 34 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

CALCULATION OF NET DEBT	Dec-16	Sep-16	Jun-16	Mar-16	Dec-15	Sep-15	Jun-15	Mar-15	Dec-14	Sep-14	Jun-14	Mar-14	Dec-13	Sep-13	Jun-13	Mar-13	Dec-12	Dec-11
Cash and Cash Equivalents	4,605	4,452	4,411	4,166	5,300	3,324	4,746	3,622	6,910	3,982	4,174	3,782	8,941	7,005	6,685	6,555	4,284	3,586
Marketable Securities	1,362	1,080	742	623	906	406	556	125	124	566	173	67	145	184	211	26	123	433
Total Cash	5,967	5,532	5,153	4,789	6,206	3,730	5,302	3,747	7,034	4,548	4,347	3,849	9,086	7,189	6,896	6,581	4,407	4,019
Short-Term Borrowings and Capital Lease Obligations	429	3,242	2,295	1,625	1,165	1,781	647	1,621	1,422	3,889	2,506	2,019	1,721	4,204	3,315	2,006	1,275	817
Long-Term Borrowings and Capital Lease Obligations	8,107	8,114	8,119	8,126	7,642	8,155	12,088	8,727	9,233	9,241	9,251	9,259	10,699	10,755	10,765	11,279	10,429	11,691
Total Debt	8,536	11,356	10,414	9,751	8,807	9,936	12,735	10,348	10,655	13,130	11,757	11,278	12,420	14,959	14,080	13,285	11,704	12,508
Net Debt (Non-GAAP)	2,569	5,824	5,261	4,962	2,601	6,206	7,433	6,601	3,621	8,582	7,410	7,429	3,334	7,770	7,184	6,704	7,297	8,489

CALCULATION OF FREE CASH FLOW[1]	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Cash Provided by (Used for) Operating Activities (GAAP)	3,300	4,377	426	341	(1,844)	2,316	4,161	200	78	(2,123)	3,712	5,514	269	350	(2,421)	3,179	5,512	298	36	(2,667)	4,849	5,152
Less: Purchases of Property, Plant and Equipment	1,019	260	252	150	357	1,629	338	353	373	565	2,020	709	530	461	320	1,882	659	466	436	321	1,793	1,843
Free Cash Flow (Non-GAAP)	2,281	4,117	174	191	(2,201)	687	3,823	(153)	(295)	(2,688)	1,692	4,805	(261)	(111)	(2,741)	1,297	4,853	(168)	(400)	(2,988)	3,056	3,309

(1) Data is on a total company basis.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 35 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

SEGMENT OPERATING EARNINGS MARGIN % (Segment Operating Earnings / Segment Net Sales) [1]	Year 2016	4Q16	3Q16	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
Agriculture	18.5%	-1.4%	-16.9%	26.9%	29.1%	16.8%	-3.5%	-19.2%	24.0%	28.9%
Electronics & Communications	18.3%	18.8%	21.9%	18.8%	13.1%	17.3%	17.6%	19.5%	16.9%	15.3%
Industrial Biosciences	18.0%	16.7%	19.9%	17.5%	17.9%	16.4%	19.6%	16.3%	14.0%	15.4%
Nutrition & Health	15.4%	16.7%	16.4%	15.6%	13.0%	11.5%	10.5%	12.6%	12.1%	10.6%
Performance Materials	24.7%	24.6%	27.8%	24.3%	21.9%	22.9%	21.9%	24.3%	22.5%	23.0%
Protection Solutions	22.6%	19.8%	22.4%	23.9%	24.1%	21.1%	20.4%	20.2%	22.5%	21.1%
TOTAL SEGMENT OPERATING EARNINGS MARGIN %	18.9%	13.5%	12.3%	22.8%	23.2%	16.9%	10.4%	8.9%	20.3%	23.1%

SEGMENT OPERATING EARNINGS MARGIN % (Segment Operating Earnings / Segment Net Sales) [1]	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	20.8%	7.7%	-3.6%	23.1%	32.8%	21.1%	5.0%	-3.4%	25.8%	32.3%	20.4%	19.4%
Electronics & Communications	14.1%	16.1%	14.5%	13.7%	12.1%	12.4%	14.1%	14.5%	13.9%	6.9%	8.8%	13.3%
Industrial Biosciences	16.6%	16.5%	14.3%	17.6%	18.0%	14.2%	14.4%	14.1%	14.7%	13.6%	14.2%	12.1%
Nutrition & Health	10.5%	9.4%	11.0%	11.1%	10.2%	8.2%	9.1%	8.8%	6.8%	8.3%	8.9%	8.2%
Performance Materials	20.9%	22.6%	23.9%	18.7%	18.6%	20.3%	19.1%	22.6%	20.1%	19.1%	18.7%	14.7%
Protection Solutions	20.3%	21.6%	20.9%	20.5%	18.5%	17.1%	20.0%	17.2%	16.3%	15.0%	15.2%	16.1%
TOTAL SEGMENT OPERATING EARNINGS MARGIN %	17.7%	13.5%	11.6%	18.8%	23.8%	16.9%	11.7%	10.1%	19.6%	22.7%	15.9%	16.1%

(1) Segment Operating Earnings margin %'s for Other (which includes consulting solutions, pre-commercial programs, pharmaceuticals, and non-aligned businesses) are not presented separately above as they are not meaningful; however, the results are included in the Total margin %'s above.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 36 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

Reconciliation of Operating Costs to Consolidated Income Statement Line Items

GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development costs. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB (benefits) costs.

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015			
	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Benefits	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$ 182	$ -	$ -	$ 182	$ 46	$ (130)	$ -	$ 176
Selling, general and administrative expenses	964	164	(112)	912	1,075	10	35	1,030
Research and development expense	381	-	(42)	423	483	-	13	470
Total	$ 1,527	$ 164	$ (154)	$ 1,517	$ 1,604	$ (120)	$ 48	$ 1,676

	Twelve Months Ended December 31, 2016				Twelve Months Ended December 31, 2015			
	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$ 686	$ (53)	$ -	$ 739	$ 459	$ (286)	$ -	$ 745
Selling, general and administrative expenses	4,319	386	16	3,917	4,615	10	150	4,455
Research and development expense	1,641	-	6	1,635	1,898	-	56	1,842
Total	$ 6,646	$ 333	$ 22	$ 6,291	$ 6,972	$ (276)	$ 206	$ 7,042

(1) Further information regarding significant items is included in our Quarterly Earnings Release financials.

Coporate expenses

The reconciliation below reflects GAAP corporate expenses excluding significant items.

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2016	2015	2016	2015
Corporate expenses (GAAP)	$ 643	$ 489	$ 691	$ 928
Less: Significant items charge[1]	555	329	351	355
Corporate expenses (Non-GAAP)	$ 88	$ 160	$ 340	$ 573

(1) Further information regarding significant items is included in our Quarterly Earnings Release financials.

4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 37 1/24/2017

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES 2016 2015 2017 Outlook 1 2016 Actual Effective income tax rate (GAAP) 28.6% 45.1% 20.0% 22.8% Significant items effect and non-operating pension/OPEB costs effect 0.0% (27.3%) 2.5% (0.3%) Tax rate, from continuing operations, before significant items and non-operating pension/OPEB costs 28.6% 17.8% 22.5% 22.5% Exchange gains (losses) effect 2 (19.0%) (15.5%) 0.0% (1.0%) Base income tax rate from continuing operations (Non-GAAP) 9.6% 2.3% 22.5% 21.5% (1) Represents the company's anticipated full year tax rates for 2017. (2) The company does not forecast the impact of exchange gains (losses) on the projected tax rate. Three Months Ended December 31, RECONCILIATION OF BASE INCOME TAX RATE TO EFFECTIVE INCOME TAX RATE (UNAUDITED) Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items and non-operating pension/OPEB costs. Year Ended December 31, 4Q16 Supplemental Financial Data and Non-GAAP Reconciliations 38 1/24/2017

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